Exhibit 10.22

Licensing Agreement

This Licensing Agreement (“Agreement”) is entered into as of 1 December 2014 (“Effective Date”) between:

(1)	Austrianova Singapore Pte Ltd, a Singapore corporation, having its registered office and principal places of business at 20 Biopolis Way, #05-518 Centros, Singapore 138668. Reg. No. 200705334K and its Affiliates (“Licensor”), and

(2)	Nuvilex Inc., a Nevada corporation, having its principal place of business at 12510 Prosperity Drive, Suite 310, Silver Spring, Maryland 20904 USA and its Affiliates (“Licensee”).

A. Licensor has developed a unique and versatile cell encapsulation technology using cellulose sulphate and derivatives that can be applied to a wide range of applications;

B. Licensee has interest in developing therapies involving Cannabis, including the activation of Cannabinoids (defined below) for the treatment of diseases and related symptoms; and

C. Licensor and Licensee now desire to enter into this Agreement whereby Licensee is granted an exclusive worldwide license to use the Cell-in-a-Box® Trademark and its Associated Technology with genetically modified non-stem cell lines specifically designed to activate members of the Cannabinoid family of molecules to: (i) conduct research; (ii) have made by Licensor; (iii) use in preclinical studies and clinical trials; (iv) obtain marketing approval; (v) and market and sell products and treatments utilizing the Cell-in-a-Box® Trademark and its Associated Technology world-wide.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. The following definitions shall be used for the purpose of interpreting the Agreement and all documents relating thereto, except where the context requires otherwise:

1.	“Affiliate” shall mean, with respect to any of the Parties, any corporation or other business entity controlling, controlled by or under common control with that Party. The term "controlling" (with correlative meanings for the terms "controlled by" and "under common control with”) as used in this definition means either:

(a)	possession of the direct or the indirect ownership of more than fifty percent (50%) of the voting or income interest of the applicable corporation or other business entity; or

(b)	the ability, by contract or otherwise, to control the management of the applicable corporation or other business entity.

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2.	Agreement” shall mean this License Agreement, including any exhibits and amendments to it.

3.	“Buyer” shall mean a person, other than Licensee, its Affiliates or Sub-Licensees, who purchases a Product from Licensee, its Affiliates or Sub-Licensees, such as, for example, the distributor of a Product or a person undergoing a treatment. For the avoidance of doubt, Buyer will not necessarily be the end consumer of the Product.

4.	“First Clinical Use” shall mean the first date any acceptable Product is ready for use in humans.

5.	“Cell-in-a-Box® Trademark and its Associated Technology" refers to United States registered trademark No. 85307295 that is owned by SG Austria Private Limited.

6.	“Associated Technology" shall mean technologies marketed under the Cell-in-a-Box® registered trademark which enable encapsulation of live eukaryotic cells placed in a polymer where one constituent of the encapsulation material is cellulose sulphate or a derivative thereof and shall include any derivative or further development of these technologies.

7.	“Section” shall mean a clause within this Agreement.

8.	“Confidential Information” shall mean any and all technical or commercial information that is now or at any time here after during the term of this Agreement in the possession of one of the Parties or its Affiliates and is derived from the other of the Parties or its Affiliates that is of a confidential nature or is received in circumstances in which the receiving Party knows or should know that the information is confidential, including, without limitation, data, know-how, formulae, processes, designs, photographs, drawings, specifications, software programs and samples and any other material bearing or incorporating information relating to the business of either Party, whether or not such information is marked “CONFIDENTIAL.”

9.	“Investigational New Drug Application” or “IND” shall mean an Investigational New Drug Application for authorization from the United States Food and Drug Administration (“FDA”) to administer an investigational drug or biological product to humans and, within the context of this Agreement, shall also include any equivalent requirement for any other country in the world. Such authorization must be secured prior to shipment and/or administration of any new drug or biological product that is not the subject of an approved New Drug Application or Biologics/Product License Application or its equivalent depending on the country.

10.	"Biologics License Application” and “BLA” shall mean a submission to the FDA or other country equivalent that contains specific information on the manufacturing processes, chemistry, pharmacology, clinical pharmacology and the medical effects of the biologic product.

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11.	“Marketing Approval” shall mean when the information provided in the BLA meets FDA or other country equivalent requirements and the application is approved and a license is issued allowing the Licensee or Sub-Licensee to market a Product.

12.	“Scope of the Agreement” shall mean the use of cells encapsulated using the “Cell-in-a-Box®” Trademark and its Associated Technology that are genetically modified non-stem cell lines specifically designed to activate cannabinoids.

13.	“First Clinical Use” shall mean the date of first clinical use of a Product by Licensee, its Affiliate or Sub-Licensee to be assessed on a country-by-country basis.

14.	“Force Majeure” shall mean conditions beyond the control of the Parties, including without limitation, law or order of any government, war, civil commotion, labour strike or lock-out, epidemic, failure or default of public utilities or common carriers, or destruction of production facilities or materials by fire, earthquake, flood and storm or like catastrophe.

15.	“Product(s)” shall mean any product(s) that incorporate(s) the Associated Technology or which are marketed under the Cell-in-a-Box® Trademark that are developed, manufactured, used or sold in the respective countries covered by this Agreement within the Scope of the Agreement.

16.	“Parties” shall mean Licensee and Licensor collectively. “Party” shall mean either of the Parties, as the context requires.

17.	“Territory” shall mean the whole world.

18.	“Third Party” shall mean any person or entity other than a Party or its Affiliates.

19.	“Non-Disclosure Agreement” or “NDA” shall mean an agreement between the Parties indicating the information being shared between the Parties pursuant to the NDA shall not be disclosed to any third party for a period defined in the NDA.

20.	“Manufacture” shall mean the production of a Product by the Licensor for the Licensee. Manufacture will be provided pursuant to a separate Manufacturing Framework Agreement; however, the Parties have mutually agreed that the cost of manufacturing for the Licensee should consist of two components - a set-up fee and a cost per vial.

21.	“USD” or “Monetary Denominations” shall mean that all information and calculations herein are in United States Dollars (“USD”). As publicized in website www.x-rates.com, 1 USD = 32.75 Thai Baht (“Exchange Rate”). Should the Exchange Rate differ by more than five percent (5%), the prices mentioned in Section 2 will be adjusted accordingly. At 1 October 2014, the Thai Consumer Index Price was 107.43 points according to website www.gdpinflation.com. Should the CPI differ by more than 5 points the prices mentioned in Section 2 will be adjusted accordingly.

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22.	“Publication Activity” shall mean any release of information to any group outside of the Licensor or Licensee and their respective Affiliates, including, but not limited to, publishing or presenting at any symposia, national, international or regional professional meeting or in any journal, thesis, dissertation, newspaper or otherwise of a Party's own choosing, the findings, methods and results derived from work carried out under this Agreement.

23.	“Publishing Party” shall mean a Party intending to carry out a publication activity pursuant to Section 10.5 of this Agreement.

24.	"Gross Sales Value" shall mean the total revenue received by Licensee or its Sub-Licensees from any and all sales of a Product.

25.	"Sub-Licensee" shall mean any third-party that is granted a sub-licence related to the “Cell-in-a-Box®” Trademark and its Associated Technology by Licensee.

26.	“Sub-Licensing Revenue” shall mean all cash and non-cash consideration (including upfront payments, licence fees and development milestone payments) provided to Licensee or its Affiliates by a Third Party in consideration for a grant to or exercise by such Third Party of a licence or grant of other rights to develop or commercialise any Product. For the avoidance of doubt, such non-cash consideration provided to or received by Licensee or its Affiliates by a Third Party shall include, but not be limited to, bona fide amounts related to any purchases of Licensee debt or equity securities or any loans to Licensee or its Affiliates.

27.	“Intellectual Property” shall mean patentable inventions, marks (including trademarks, service marks, certification marks, and/or collective marks) whether registered or common law, materials in which copyrights exists and trade secrets.

28.	“Agreement Interpretation and Construction” shall mean that the interpretation and construction of the Agreement shall be subject to the following provisions:

1.	A reference to any statute, enactment, order, regulation or other similar instrument shall be construed as a reference to the statute, enactment, order, regulation or other similar instrument as subsequently amended or re-enacted;

2.	Where the context allows, the masculine includes the feminine and the neuter, and the singular includes the plural and vice versa;

3.	Where any provision is expressed to be subject to the knowledge of any Party or that Party's Affiliates it will be implied that knowledge (or absence of knowledge) follows diligent enquiry; and

4.	References in this Agreement to a Party shall include a reference to that Party's Affiliates unless the context otherwise requires.

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2. Licenses. The following describes all rights and responsibilities of Licensor and Licensee pertaining to the license granted pursuant to this Agreement.

1.	Exclusive License to Licensee. Subject to the terms of this Agreement, Licensor hereby grants to Licensee on an exclusive worldwide royalty-bearing license to use the Cell-in-a-Box® Trademark and its Associated Technology with genetically modified non-stem cell lines which are designed to activate members of the cannabinoid family of molecules derived from Cannabis (“Cannabinoids”) with the right to sublicense in accordance with Section 2.3 of this Agreement. This license is granted to: (i) conduct research; (ii) have made by Licensor; (iii) use in preclinical studies and clinical trials; (iv) obtain Marketing Approval; and (v) market and sell Products and treatments utilizing the Cell-in-a-Box® Trademark and its Associated Technology with Cannabinoids. This license pertains to the use of the Cell-in-a-Box® Trademark and its Associated Technology for any and all uses related to the development of therapies that contain, utilize, act upon or work in combination with Cannabinoids. These rights apply to the treatment of all diseases and medical conditions, including, but not limited to, pain, diabetes, cancer, other oxidation-associated diseases and all forms of mental illness. Such treatments may be either primary or adjunctive, including in combination with other therapies such as, but not limited to, radiation and/or pharmaceutical drugs. The licensed rights described in this Agreement include services under contract for Licensee, it Affiliates and Sub-Licensees by a contract research organization, consultants or others to enable Licensee to develop the use of encapsulated Products to obtain a Biologics License Application or Marketing Approval and to eventually sell and offer for sale the Products or otherwise use the licensed rights described in this Agreement on a worldwide basis as described and provided for within the Scope of this Agreement.

2.	Licensee Agrees to Pay Licensor. Subject to the terms of this Agreement, Licensee shall pay Licensor an initial payment (“Upfront Payment”) of Two Million Dollars US (USD $2,000,000.00). Licensee shall make periodic monthly partial payments of the Upfront Payment in amounts to be agreed upon between the Parties prior to each such payment being made; provided, however, the Upfront Payment shall be paid in full by no later than June 30, 2015.

3.	Right to Sublicense. Licensee shall have the right to grant sub-licenses of the rights granted under Section 2.1 of this Agreement, subject to the following:

1.	Prior to entering into a sub-license, Licensee shall deliver a copy of such sub-license agreement to Licensor for its approval. Approval of the potential sub-license agreement may only be withheld by Licensor if, within thirty (30) days after receiving such notification, it can provide justification in writing that such sub-license agreement would materially conflict with the terms of this Agreement.

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2.	Any sub-license agreement shall: (i) be consistent with and not extend beyond the scope of the terms and conditions of this Agreement; and (ii) require the Sub-Licensee to agree to comply with all relevant terms and conditions of this Agreement including, without limitation, the obligation to maintain the confidentiality of Confidential Information in accordance with terms and conditions of Section 10.1 of this Agreement. This does not, however, exclude Licensee from charging a higher royalty rate to Sub-Licensees than the royalty rate specified in Section 3.1 of this Agreement.

3.	Licensee shall be responsible to Licensor for the amount of the royalty fee agreed upon between Licensee and Licensor for the royalties due with respect to licensed Products sold by any Sub-Licensee having a sub-license granted under this Agreement.

4.	Requirements of Licensor and Licensee. Licensor and Licensee shall at all times keep this Agreement free and clear of any hypothetical or real lien, charge, claim, encumbrance, pledge, security interest, defect or any other restriction or transfer of any kind.

5.	Rights to Police and Enforce. Licensee shall have the right to enforce the “Cell-in-a-Box®” Trademark, including all trademark rights licensed pursuant to this Agreement, against any and all infringers in the United States, including the right to sue for trademark infringement, independently in its own sole judgment without requiring Licensor’s approval to enforce the Cell-in-a-Box® Trademark.

3. Royalty and Milestone Payments

1.	Royalty. Subject to the terms of this Agreement, Licensee shall pay to Licensor, royalties equal to:

1.	Ten percent (10%) of Gross Sales Value of all Products sold by Licensee, and

2.	Twenty percent (20%) of the amount received by Licensee from Sub-Licensees on Sub-Licensees' Gross Sales Value.

2.	Milestone Payments. Subject to the terms of this Agreement, Licensee shall pay to Licensor milestone payments of:

1.	One Hundred Thousand Dollars US (US $100,000.00) within thirty (30) days of the beginning the first pre-clinical experiments using the encapsulated cells;

2.	Five Hundred Thousand Dollars US (US $500,000.00) within thirty (30) days after enrolment of a human in the first clinical trial (“Phase 1 Clinical Trial”);

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3.	Eight Hundred Thousand Dollars US (US $800,000.00) within thirty (30) days after enrolment of a human in the first Phase 3 clinical trial (“Phase 3 Clinical Trial”); and

4.	One Million Dollars US (US $1,000,000.00) within ninety (90) days after obtaining the first Marketing Authorization or equivalent according to the country of origin.

5.	Each of these milestone payments shall be made if and only if the described milestones or their equivalents are achieved by Licensee, their Affiliates or Sub-Licensees.

3.	Quarterly Payments. All royalty payments arising from sales by Licensee or its Affiliates shall be paid within thirty (30) days of the end of the relevant calendar quarter. All royalty payments arising from sales by Sub-Licenses of Licensee shall be paid within forty-five (45) days after the calendar quarter in which the payment is received by Licensee from its Affiliate or Sub-Licensee.

4.	License Royalty Reports. Each royalty payment shall be accompanied by a statement setting forth the number and the type of Products sold and the aggregate gross invoiced price and the calculation of Gross Sales Value, by country if other than the United States, of each sale invoiced during the relevant calendar quarter, including foreign exchange calculation(s).

5.	Payment Methods. All payments due under this Agreement to Licensor shall be made by bank wire transfer to an account designated by Licensor. All outgoing wire transfer fees are to be paid by Licensee and all incoming wire transfer fees are to be paid by Licensee.

Licensor Account. Unless otherwise noted to Licensee, Licensor hereby designates the following account for all upfront, milestone and royalty payments:

Account Holder: Austrianova Singapore Pte Ltd

Account No.: 667262001

Name of Bank: Overseas-Chinese Banking Corporation Limited (OCBC)

Bank Address: 65 Chulia Street, OCBC Centre, Singapore 049513

Bank code for OCBC: 7339

Branch code: 629

SWIFT Code: OCBCSGSG

BIC Code: OCBCSGSGXXX

BIC Name: OVERSEA-CHINESE BANKING CORPORATION

6.	Currency. Royalties paid under this Agreement shall be calculated in the local currency of each country and converted into Singapore Dollars and paid in Singapore Dollars on the basis of the average currency exchange rate for the applicable calendar quarter quoted by the European Central Bank (“ECB”). Final funds will be transferred and costs incurred according to the normal course of business at which time any conversion costs shall occur and be part of the cost of business and belong to Licensee, including any expenses of the transferring or wiring of funds from Licensee to Licensor or any of Licensor’s entities to which the funds shall be sent.

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7.	Taxes. Licensor shall pay any and all income and other taxes levied on the account of payments it receives under this Agreement. All royalty payments under this Agreement shall be plus GST, or its equivalent, if applicable.

8.	Records and Inspection. Licensee shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least five (5) years following the end of the calendar quarter to which they pertain. Such records will open for inspection during such five (5) year period by Licensor’s independent accountants, solely for the purpose of verifying payment statements submitted pursuant to this Agreement. Such inspection shall be made no more than once in each twelve (12) month period, at a reasonable time and with reasonable notice to Licensee. Any amounts showed to be owed but unpaid shall be paid within thirty (30) days from Licensee’s receipt of the accountant’s report showing an underpayment, plus interest from the original date due. Inspections conducted under this Section 3.8 shall be solely at the expense of Licensor, except if discrepancies greater than five percent (5%) are found in which case the Licensee shall repay Licensor for the reasonable expense of such inspection.

9.	Interest. Interest shall accrue on sums outstanding after the due date, including those items as indicated in 3.8 above, for payment at the rate of five percent (5%) per annum over ECB base rate from time to time.

4. Manufacturing

1.	For the purposes of drafting future manufacturing contracts, it is hereby agreed that:

1.	A one-time Manufacturing Setup of Eight Hundred Thousand US Dollars (USD $800,000) adjusted according to the year (see 4.4) of which 50% will be paid on execution of the Manufacturing Framework Agreement for a Product and 50% will be paid ninety (90) days thereafter.

2.	The Manufacturing Production Fee, to be defined in the Manufacturing Framework Agreement, for producing the final encapsulated cell Product will be charged to Licensee as a fixed fee of Eight Hundred US Dollars (USD $800) adjusted according to the year (see 4.4) per vial of 300 capsules after production (ex-factory) with a minimum purchased batch size of 400 vials of any Cell-in-a-Box® Product making the minimum fee Three Hundred and Twenty Thousand US Dollars (USD $320,000), not including shipping or storage costs. Payment of the minimum Manufacturing Production Fee shall be made by paying an upfront payment prior to the first day of cell encapsulation manufacturing initiation at the rate of 1/3 of the anticipated total production, 1/3 at the production mid-point and the remaining 1/3 paid within thirty (30) days after completion of all encapsulated cell production when vials are ready for delivery or storage.

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2.	Prior to initiating manufacturing and in order to accomplish manufacturing initiation, Licensee will deliver at least ten (10) tubes of cells to be encapsulated that are from a fully tested and validated Working Cell Bank, having already been produced from a fully tested and validated Master Cell Bank, for a Product that can be used in pre-clinical and clinical phases up to Phase 2.

3.	An appropriately determined cost due to the added costs of full validation of all methods and tests will be mutually agreed upon after full financial analysis has been completed for vials to be produced for use in Phase 3 clinical trials through and after a Marketing Approval.

4.	All costs for encapsulated cell Products, the Manufacturing Setup Fee and the Manufacturing Production Fee will be increased yearly according to the GDP Inflation Rate figures (http://www.gdpinflation.com) of the country in which the Products are manufactured. As of the Effective Date, the country of manufacture is anticipated to be Thailand.

5.	Intellectual Property (“IP”)

1.	Ownership.

1.	IP existing as of the Effective Date of this Agreement will continue to be owned by its then current owner.

2.	New IP generated during the term of this Agreement shall be solely owned by Licensor if such IP relates to encapsulation, cells or the encapsulation of cells and if generated solely by Licensor.

3.	New IP generated during the term of this Agreement shall be solely owned by Licensee if pertaining to cells and if generated solely by Licensee.

4.	New IP involving aspects of both encapsulation and cells and arising during the term of this Agreement as a direct result of work or intellectual input by both Licensor and Licensee (“Joint IP”) shall be jointly-owned by Licensee and Licensor. Licensor shall license its half of the Joint IP to Licensee for a consideration of One US Dollar (USD $1.00) For Joint IP, Licensee will pay Licensor a royalty on any use or licensing of the Joint IP as defined in a separate License Agreement to be negotiated by the Parties. Such separate License Agreement will be set out with royalties at a minimum similar to Section 3.1. of this Agreement. In the case that Licensor advances and sells or sublicenses or an Affiliate sells or sublicenses any such Joint IP product, then Licensor or its Affiliate shall pay Licensee such milestone and royalty payments as equal to those described in this Agreement due to Licensor by Licensee.

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2.	Disclosure of Inventions. A Party must promptly inform the other Party of all IP that it or its officers, employees, agents or consultants create as part of this Agreement and that falls within the Scope of this Agreement.

3.	Creation/Ownership. Creation/Ownership of new IP will be determined in accordance with Singapore patent law.

4.	Filing, Prosecution and Maintenance. To the extent required, Licensor shall cooperate with Licensee to obtain registered rights for Joint IP, including, but not limited to, filing for patent protection of patentable inventions in the United States of America and in other any jurisdiction the Parties may elect. Filing, prosecution and maintenance of newly generated Joint IP under the Scope of this Agreement shall be undertaken by Licensee. Licensee will:

1.	Give Licensor a copy of any draft Joint IP patent application before it is filed so that Licensor can give Licensee comments on the substance of the application;

2.	Consult with Licensor regarding the countries in which Joint IP patent applications should be filed;

3.	Take all reasonable steps to prosecute all Joint IP patent applications;

4.	Respond to proceedings filed by a Third Party against the Joint IP patent applications;

5.	File all papers and pay all fees necessary to maintain any granted patents which result from Joint IP patent applications;

6.	Take all actions commercially reasonably requested by Licensor to maintain any granted patents which result from Joint IP patent applications;

7.	Give Licensor a copy of all documents relating to the filing, prosecution and maintenance of Joint IP patent applications and granted patents;

8.	Give Licensor a report detailing the status of all Joint IP patent applications and granted patents every year;

9.	Pay all costs pertaining to the filing, prosecution and maintenance of such patent(s) and their application(s); and

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10.	Give Licensor prompt notice of any decision declining a Joint IP patent application or deferring a Joint IP patent application or any decision to not file a Joint IP patent application or to abandon a Joint IP patent application or a granted patent. After receiving this notice, Licensor may, at its expense, take over the filing, prosecution and/or maintenance of such patent application(s) or granted patent(s). If this occurs, Licensee agrees to assign any and all relevant IP rights to Licensor and all such future obligations shall remain with the Licensor unless transferred to a Third Party.

5.	Abandonment. If Licensee does not wish to continue to support the filing, prosecution or maintenance of any Joint IP patent application(s) or issued patent(s) it must notify Licensor in writing at least thirty (30) days in advance of termination of the ending date of such filed Joint IP patent application(s) or issued patent(s). From the date of the notification, the Licensor shall have the right for Licensee to transfer any and all rights to Licensor who may choose to acquire and continue prosecuting and maintaining such Joint IP patent application(s) and issued patent(s), else Licensor’s obligations under Section 5.1 and 5.5 of this Agreement and Licensee’s obligations under Section 5.4 of this Agreement with respect to such IP Rights will terminate.

6. Representation and Warranties. Each Party represents and warrants to the other that:

1.	It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

2.	It has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder;

3.	All necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

4.	This Agreement has been duly executed and delivered on behalf of each Party and constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms. All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with execution of this Agreement have been obtained; and

5.	The execution and delivery of this Agreement and the performance of such Party's obligations hereunder do not constitute a default or require any consent under any contractual obligation of such Party.

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7. Indemnification and Liability

1.	Indemnification by Licensee. Licensee hereby agrees to indemnify, hold harmless and defend Licensor and its officers, directors, employees and agents against any and all liability, damages, judgments, awards or costs of defend (including without limitation reasonable attorney's fees, expert witness fees and costs to defend and amounts paid in settlement of any action) resulting from any claim or claims by a Third Party arising out of or related to the subject matter of this Agreement and to the extent caused by the action or inaction of Licensee or any person or entity for which Licensee is responsible.

2.	Indemnification by Licensor. Licensor hereby agree to indemnify, hold harmless and defend Licensee and its officers, directors, employees and agents against any and all liability, damages, judgments, awards or cost of defend (including without limitation reasonable attorney's fees, expert witness fees and costs to defend and amounts paid in settlement of any action ) resulting from any claim or claims by a Third Party arising out of or related to the subject matter of this Agreement and to the extent caused by the action or inaction of Licensor or any person or entity for which Licensor is responsible.

3.	Indemnification Procedure. A Party seeking indemnification under this Section 7 (“Indemnified Party”) shall give prompt notice of the claim to the other Party (“Indemnifying Party”) and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the Indemnified Party under this Section 7. The Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party, if such settlement involves any remedy other than the payment of money by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in its defence of any claim for which indemnification is sought under this Section 7.

4.	Arbitration Related to Indemnification. If for any reason one or both Parties believe the other is partially or completely at fault, an arbitrator from the International Centre for Dispute Resolution, London, England Office, shall be requested to work to assess the percentage of fault and arbitrate a resolution which shall be as described in Section 11.3 of this Agreement.

5.	Liability Insurance. Commencing not later than fifteen (15) days after the acceptance of an IND or such equivalent and at least fifteen (15) days prior to the date of the first Phase 1 Clinical Trial, Licensee shall obtain and carry in full force and effect Product and/or treatment liability insurance in amounts that are reasonable and customary in the healthcare industry for similar products. Licensee shall provide Licensor with a Certificate of Insurance evidencing the insurance coverage at on or before the date of the first Phase 1 Clinical Use and upon any renewal of such insurance policy. If Licensee does not provide such Certificate of Insurance to Licensor, then Licensor shall have the right, at Licensee’s expense, to obtain or renew the required liability insurance policy after Licensor provides thirty (30) days advanced written notice to Licensee of its failure to obtain such insurance. Licensor shall be named and covered by the same insurance coverage Licensee is required to obtain under this Section 7.5. at Licensee’s sole cost and expense.

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8. Term, Termination and Conversion

1.	Term and Termination. This Agreement shall commence on the Effective Date.

1.	The License is granted indefinitely; however, should Licensee or its legal successor, file for bankruptcy, the license granted pursuant to this Agreement will be immediately terminated and all rights returned to Licensor.

2.	Similarly, the License may be terminated and all rights shall revert to Licensor if any of the following events do not occur within the timeframe set forth in this Agreement provided that Licensor gives Licensee thirty (30) days’ notice prior to the effective date of termination and Licensee fails to cure the following events during the thirty (30) day period: (i) if Licensee fails to pay in full the Upfront Payment by June 30, 2014; (ii) if Licensee does not enter into a research program involving the Scope of the Agreement within three (3) years of the Effective Date; or (iii) if Licensee does not enter clinical trials or their equivalent for a Product within seven (7) years of the Effective Date.

3.	Any payments made under this Agreement will be deemed non-refundable to Licensee.

2.	License Continuance and Transference. Should Licensor or its legal successor file for bankruptcy, Licensee shall immediately own the license and all rights granted pursuant to this Agreement in perpetuity and all licenses to the IP associated with this Agreement shall be forever maintained by Licensee in order to continue advancing a Product. If it is necessary for Licensee to pay for the IP and rights at that point, it will have the option to purchase any and all, but not limited to, IP, equipment, data, personnel and all associated things pertaining to and associated with all aspects of the requirements of this Agreement that are not already owned by Licensee or an Affiliate.

3.	Termination for Cause. In addition to any other rights a Party may have at law, upon a material breach of this Agreement by a Party, the non-breaching Party shall provide written notice to the other Party describing such breach and stating its intention to terminate this Agreement if such breach is not cured. If the breaching Party does not cure the breach within forty-five (45) days of its receipt of such notice, then the non-breaching Party will have the right, by written notice provided within forty-five (45) days thereafter, to terminate this Agreement and all licenses or sublicenses granted by the non-breaching Party to the breaching Party. The Party believed to have breached the contract will have the rights to address the concerns or request the introduction of a mediator if such is warranted as described Section 11.2 of this Agreement.

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4.	Effect of Termination. In the event of termination of this Agreement for any reason other than that set forth in Section 8.2 above or termination for cause by Licensee, Licensee or its Affiliates and Sub-Licensees, as the case may be, shall immediately cease to use, make and sell a Product after the end of a six (6) month phase-out period, if not agreed otherwise between the Parties, during which Licensee or its Affiliates and Sub-Licensees are permitted to sell a Product in stock, including having final production runs completed for any and all orders that have already been ordered and submitted to Licensee by any outside recipients, vendors and the like. At the end of the phase-out period, both Parties shall, to the extent possible, return to the other party all Confidential Information belonging to the other Party and shall destroy or return all Confidential Information, without delay at their own cost and expense. Unsold Product will be returned by Licensee to Licensor at Licensee`s expense.

5.	Accrued Rights. Termination of this Agreement for whatever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement, including, but not limited to, payment by Licensee or Licensor of any Royalties due under this Agreement.

9. Development and Marketing Efforts and Obligations

1.	Reasonable Effort. Licensee shall devote all reasonable efforts to researching, developing, commencing having manufactured and commercializing a Product as promptly and as reasonably as possible, within the confines of normal business practices.

2.	New Product Plans. Licensee shall provide Licensor with plans on an annual basis for a new Product to be developed by Licensee, its Affiliates or its Sub-Licensees.

10. Confidentiality

1.	Confidentiality Obligation. During the Term and for two (2) years thereafter, each Party shall maintain in confidence any and all Confidential Information disclosed to it by the other Party within the Scope of this Agreement. Each Party further agrees that it shall not use Confidential Information for any purpose other than the purposes expressly contemplated under this Agreement. Neither Party may disclose Confidential Information of the other Party, except on a need-to-know basis, to its directors, officers, employees, consultants or agents.

2.	Exceptions. The obligations of confidentiality and non-use contained in Section 10.1. of this Agreement shall not apply to any Confidential Information to the extent that it can be established by the Party receiving the Confidential Information (“Receiving Party”) that such Confidential Information:

1.	Was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

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2.	Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

3.	Became generally available to the public or otherwise part of public domain after its disclosure to the Receiving Party through no fault attributable to the Receiving Party;

4.	Was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

5.	Was independently discovered or developed by the Receiving Party without the use of Confidential Information belonging to the disclosing Party.

3.	Authorized Disclosure. Notwithstanding the limitations set forth in Section 10.1, each Party may disclose Confidential Information belonging to the other Party (or otherwise subject to this Section 10.3 to the extent such disclosure is reasonable and/or necessary in the following instances, but solely for the limited purpose as required by each and any such instance:

1.	Regulatory and tax filings;

2.	Prosecuting or defending litigation or similar proceedings;

3.	Complying with applicable governmental laws or regulations or valid court orders; or

4.	Disclosure to Affiliates, agents or other contractors (including Contract Manufacturing Organizations, Contract Research Organizations, Consultants, Logistic Companies or other similar entities) and Sub-Licensees as needed in furtherance of a Party’s obligation or rights under this Agreements; provided, however, that prior to any disclosure, the Party receiving the Confidential Information must agree to be bound by terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 10.

4.	Press Releases and Disclosures. Except as required by law or in accordance with this Section 10.4, neither Party shall have the right to make any public announcements or other disclosure concerning the terms of performance of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties agree that:

1.	Each Party may disclose this Agreement in confidence to its attorneys, accountants and other professional advisors and to existing or potential investors;

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2.	Each Party may disclose this Agreement to potential licensees, merger partners, joint ventures, partners and the like provided that such Party planning to do the disclosing must first obtain agreement and signed consent from the other Party and that such the Party doing the disclosing shall have the recipient sign a Non-Disclosure Agreement with a period of required silence of seven (7) years or longer and must agree within the NDA to hold such disclosed information in confidence;

3.	Each Party may desire or be required to issue press releases relating to activities under this Agreement, and the Parties do hereby agree to consult with each other reasonably and in good faith with respect to the text of such press releases prior to the issuance thereof, provided that neither Party may not unreasonably withhold consent to such press releases;

4.	Unless otherwise agreed, each Party must provide clear mention of the other Party and their contribution(s) in any and all press releases or other release of information relating to either this Agreement or activities under this Agreement, regardless of form, including but not limited to, investor meetings, annual stockholder meetings or letters, websites, public or private meetings, slideshows, presentations, informal discussions and the like;

5.	All such public disclosures with respect to this Agreement must be accurate and must comply with all applicable laws and regulations. In the event of a required or desired public announcement, the Party desiring or required to make the public announcement shall provide the other Party with a reasonable opportunity to review and comment on the content of such announcement prior to its being made; and

6.	In the event that either Party files a copy of this Agreement according to existing private company and/or stock exchange rules, such Party shall use reasonable efforts to obtain confidential treatment of economic and trade secret information to the maximum extent possible.

5.	Publications. Either Party may, with the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, carry out a “Publication Activity,” including, but not limited to, publishing or presenting at any symposia, national, international or regional professional meeting or in any journal, thesis, dissertation, newspaper or otherwise of its own choosing, the findings, methods and results derived from work carried out under this Agreement.

1.	The Publishing Party intending to carry out a Publication Activity shall provide the other Party any such proposed publication or presentation in advance of the submission of such proposed activity to a journal, editor, or other Third Party. The Party having received such proposed publication shall have thirty (30) days to identify any Confidential Information or potentially patentable subject matter that needs protection and to provide written comments to the Publishing Party.

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2.	If no objection is made to the proposed publication or presentation within the stipulated time, the Publishing Party shall be free to proceed with the publication or presentation. In accordance with scientific custom, each Party shall ensure that due acknowledgement and credit is given to the other Party and its relevant staff members who contributed towards the work and the development of any IP that are the subject of the publication or presentation.

3.	Confidential Information identified by the non-publishing Party shall be deleted from the proposed publication or presentation, unless the non-publishing Party agrees that the Confidential Information is not Intellectual Property and potentially patentable information, as set forth in Section 5 above.

4.	In the event that the non-publishing Party objects to any such publication or presentation on the basis that the same would disclose patentable information, the Publishing Party agrees to either change the presentation or publication or to delay as necessary up to a maximum of thirty (30) days to allow for one or both of the Parties to file any relevant patent applications with respect to the patentable subject matter contained in the proposed publication or presentation.

11. Miscellaneous

1.	Governing Law. This Agreement shall be construed according to the Laws of Singapore.

2.	Dispute Resolution/Mediation. In the event of any dispute arising between the Parties arising out of or related to this Agreement (“Dispute”), the Parties shall use their best endeavours to settle amicably such Dispute by consultation and negotiation. In the event the Parties are not able to resolve any Dispute, the Parties shall first to try in good faith to settle the Dispute by mediation, the cost of which shall be assumed equally by both Parties. Either Party may initiate the mediation by providing a written request to the other Party.

3.	Arbitration. Any Dispute which cannot be resolved by consultation, negotiation and mediation between the Parties shall, within ninety (90) days of commencement of the discussions under Section 11.2., be referred to and finally resolved by arbitration in London, England in accordance with the Arbitration Rules of the London International Arbitration Centre for which rules are deemed to be incorporated by reference to this Section 11.3. The language of the arbitration shall be English. Any award made under this Section 11.3. shall be final and binding upon the Parties. Judgment on such award may be entered by any court or tribunal having jurisdiction thereof.

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4.	Entire Agreement. This Agreement and any exhibits or amendments thereto constitute the entire, final and complete agreement and understanding between the Parties and replace and supersede all prior discussion and agreements between them with respect to the subject matter of this Agreement. No amendment, modification or waiver of any terms or conditions of this Agreement shall be effective unless made in writing and signed by a duly authorized officer of each Party.

5.	Successors and Assigns. This Agreement shall be binding upon each of the Parties, their successors and assigns. Licensor shall undertake to impose the obligations under this Agreement upon any legal successors and assigns. Licensee shall undertake to impose the obligations under this Agreement upon any legal successors to which the licensed rights described in this Agreement may be assigned. Except as otherwise expressly provided for in this Agreement, neither Party shall be entitled to assign this Agreement or any rights hereunder to any Third Party without the prior written consent of the other Party, except that a Party may assign this Agreement to its successor in interest pursuant to a merger, acquisition or sale of all or substantially all of its assets.

6.	Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the non-performing Party promptly provides notice of the Force Majeure event to the other Party. If the Force Majeure in question continues for a period in excess of three (3) months, the Parties shall enter into bona fide discussion with a view to agreeing upon such alternative arrangements as may be fair and reasonable. If the Parties cannot agree such alternative arrangement, then either Party shall be entitled to terminate this Agreement immediately by written notice to the other Party.

7.	Notices. Except as otherwise expressly provided within the Agreement, no notice or other communication from one Party to the other shall have any validity under the Agreement unless made in writing by or on behalf of the Party concerned.

8.	Receipt of Notice. Any notice or other communication that is to be given by either Party to the other shall be given by letter, facsimile transmission or electronic mail. Such letters shall be delivered by hand or sent prepaid by certified mail, addressed to the other Party at the address given above as the registered address of each Party, with receipted recorded delivery. Notice shall be considered received upon receipt of any such letter, facsimile transmission or electronic mail.

9.	No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party regardless of which Party may be deemed to have authored the ambiguous provision.

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10.	Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions of this Agreement. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.	No Waiver. Any delay in enforcing a Party’s right under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s right to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for particular period of time.

12.	Independent Contractors. Each Party shall act solely as an independent contractor relating to its activities contemplated by this Agreement. Nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing in this Agreement shall be construed to create the relationship of partnership, principle agent or joint venture between the Parties.

13.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall constitute together the same document.

14.  Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

[The remainder of this page is intentionally left blank.]

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This Agreement is subject to the approval of the Boards of Directors of the Parties, approval of which shall be given before the Effective Date.

IN WITNESS WHEREOF the Parties have hereunto set their hands as of the Effective Date.

SIGNED by	)
)
	)	/s/ Dr. Brian Salmons
for and on behalf of the LICENSOR	)	Dr. Brian Salmons
	)	CEO, Austrianova Singapore Pte Ltd
)
)
)
	)	/s/ Walter H. Gunzburg
as ascribed and attested by:	)	Walter H. Gunzburg
)

SIGNED by	)
)
	)	/s/ Dr. Kenneth L. Waggoner
for and on behalf of the LICENSEE	)	Dr. Kenneth L. Waggoner
	)	CEO, Nuvilex, Inc.
)
)
)
	)	/s/ Gerald W. Crabtree
as ascribed and attested by:	)	Gerald W. Crabtree

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